UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2015

VizConnect, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-170779	27-3687123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136 Dwight Road Longmeadow, Massachusetts 01106
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 849-2666

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As of February 27, 2015, VizConnect, Inc (the “Company”) had a total of fifteen (15) long-term and short-term convertible notes (the “Notes”) with interest rates ranging from 8% to 12% per annum that may be converted into Company’s common stock (the “Common Stock”) at a variable discount to the market price at the time of conversion. The Notes, upon Company’s default and delivery of the conversion notice by the holder of the Notes, may be convertible into shares of Common Stock based upon either i) the lowest closing price of our stock during certain number of trading days prior to the conversion date, subject to conversion price discounts that vary from 50% to 60% discount, or ii) the conversion price of $0.14 per share. There are 146,220,291 shares of Common Stock outstanding and the Company has reserved an aggregated of 85,397,155 shares for Common Stock underlying the Notes as of the date of this current report.

The aggregate principal amount of the Notes is $695,143. As of February 27, 2015, following a series of conversion notices delivered by certain holders of the Notes, an aggregate of $147,079 of the Notes have been converted into the Common Stock, resulting in an issuance of 72,106,993 shares of Common Stock to such note holders. The current outstanding principal balance of the Notes is $548,064. Using the assumed closing price on February 26, 2015, if all of the Company’s outstanding Notes were to be converted to the Common Stock, the Company would be required to issue approximately an additional 468,047,570 shares in addition to the shares reserved for the Notes.

Below table summarizes the terms of the outstanding convertible notes described above.

Loan Holder	Loan Date	Maturity Date	Interest Rate	Principal Amount	Conversion Price/Conversion Discount %	Principal Amount Converted	# of Common Stock Converted	Principal Amount Balance as of 2/27/2015
Note #1	7/2/2014	6/25/2016	12%	$55,833	60%	$17,962	11,250,000	$37,871
Note #2	7/3/2014	7/3/2015	8%	$78,750	58%	-	-	$78,750
Note #3	7/17/2014	1/17/2015	12%	$50,000	50%	$20,117	16,739,756	$29,883
Note #4	7/17/2014	4/21/2015	8%	$68,000	58%	$52,230	43,656,901	$15,770
Note #5	8/25/2014	2/25/2015	12%	$50,000	50%	-	-	$50,000
Note #6	9/8/2014	6/10/2015	8%	$53,000	58%	-	-	$53,000
Note #7	10/1/2014	9/25/2015	8%	$25,000	55%	-	-	$25,000
Note #8	11/14/2014	11/14/2015	10%	$57,000	58%	-	-	$57,000
Note #9	12/16/2014	6/25/2016	12%	$25,000	60%	-	-	$25,000
Note #10	5/23/2013	3/1/2018	12%	$10,000	$0.14	-	-	$10,000
Note #11	5/30/2013	3/1/2018	12%	$10,000	$0.14	-	-	$10,000
Note #12	6/24/2013	3/1/2018	12%	$10,000	$0.14	-	-	$10,000
Note #13	6/30/2013	3/1/2018	12%	$10,000	$0.14	-	-	$10,000
Note #14	6/30/2013	3/1/2018	12%	$10,000	$0.14	-	-	$10,000
Note #15	2/6/2013	2/6/2018	8%	$182,560	$0.14	$56,770	460,336	$125,790
Total:				$695,143		$147,079	72,106,993	$548,064

Item 3.02. Amendments to Certificate of Incorporation

The information included in Item 2.03 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

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Item 5.03. Amendments to Certificate of Incorporation

Amendment to Certificate of Incorporation

Series A Preferred Shares

On February 10, 2015, the board of directors (the “Board”) of VizConnect, Inc. (the “Company”) authorized a Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock (the “Certificate of Designation”), designating three (3) shares of a new series of preferred stock, par value $0.001 per share, as “Series A Preferred Stock.” The Certificate of Designation was filed as an amendment to the Company’s Articles of Incorporation with the State of Nevada on February 10, 2015.

Holder(s) of outstanding shares of Series A Preferred Stock shall be entitled to number of votes equal to the total number of Company’ common stock outstanding as of the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company and entitled to vote on all matters submitted or required to be submitted to a vote of the stockholders of the Company.

The summary of the rights, privileges and preferences of the Series A Preferred Stock described above is qualified in its entirety by reference to the Certificate of Designation.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Certificate of Designation of Series A Preferred Stock, dated February 10, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIZCONNECT, INC.

Dated: March 2, 2015	By:	/s/ Paul Cooleen
Paul Cooleen President and Chief Executive Officer

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